UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 12, 2009

DexCom, Inc.

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-51222	33-0857544
(Commission File Number)	(IRS Employer Identification No.)

6340 Sequence Drive, San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

(858) 200-0200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On January 12, 2009, DexCom, Inc. (“DexCom”), entered into an Amended and Restated Joint Development Agreement and OUS Commercialization Agreement (collectively, the “Agreements”) with Animas Corporation (“Animas”) with respect to DexCom’s continuous glucose monitoring (“CGM”) technology. Animas makes and sells insulin pumps, and pursuant to the Agreements, Animas will receive an exclusive right to develop and market CGM-enabled ambulatory insulin pumps outside the United States. Animas also retains the non-exclusive right to develop and market CGM-enabled ambulatory insulin pumps within the United States. Under the Amended and Restated Joint Development Agreement, Animas will pay DexCom a one-time $5 million milestone payment upon the first regulatory body approval outside the United States for the new system. In addition, Animas will contribute $300,000 to offset a portion of DexCom’s development expenses for the new system. The OUS Commercialization Agreement provides Animas with non-exclusive distribution rights of DexCom sensors and transmitters to users of the integrated system and provides DexCom with a royalty of $200 for each CGM-enabled pump sold outside the United States. The initial term of the Amended and Restated Joint Development Agreement is three years and the initial term of the OUS Commercialization Agreement is three years from the first commercial product launch. The initial terms of both Agreements automatically renew unless either party notifies the other that it desires the Agreements to expire upon their initial term.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DEXCOM, INC.

By:	/s/ Steven R. Pacelli
Steven R. Pacelli Chief Administrative Officer

Date: January 13, 2009